Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

January 28, 2022

Re:	U.S. Federal Income Tax Consequences for Holders of GDHL Common Stock and Warrants

Galaxy Digital Holdings Ltd.

300 Vesey Street, 13th Floor

New York, NY 10282

Ladies and Gentlemen:

We have acted as counsel to Galaxy Digital Holdings Ltd, an exempted limited company formed under the laws of the Cayman Islands (“GDHL”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated May 5, 2021 (the “Merger Agreement”), by and among GDHL, Galaxy Digital Holdings LP, Galaxy Digital Inc. (formerly known as Galaxy Digital Pubco Inc.) (“GDI”), GDH Titan Merger Sub 1, Inc., GDH Titan Merger Sub 2, Inc., BitGo Holdings, Inc. (“BitGo”) and Fortis Advisors LLC. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement (defined below).

This opinion is being delivered in connection with the Registration Statement of GDHL and GDI on Form S-4 and Form S-1 filed on the date hereof with the Securities and Exchange Commission (the “Registration Statement”).

Galaxy Digital Holdings Ltd.	2	January 28, 2022

In connection with this opinion, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letters of GDHL and GDI, dated as of the date hereof, and the representation letter of BitGo, dated as of the date hereof, each delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect, or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of our opinion, we have assumed, with your permission that (i) the Domestication, Reorganization Merger, the Second Merger and related transactions (the “Proposed Transactions”) contemplated by the Merger Agreement will be consummated in the manner described in the Registration Statement and the Merger Agreement, (ii) the statements concerning the Proposed Transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, (iii) the representations made by GDHL, GDI and BitGo pursuant to the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Merger Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” or the “expectation of” GDHL, GDI or BitGo, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Merger Effective Time, in each case, without such qualification and (v) each of GDHL and BitGo will act in all respects in accordance with any statement of its intent expressly set forth in the Representation Letters. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement, and that the Merger Agreement will not be amended, modified or supplemented in any material respect after the date hereof. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by GDHL, GDI and BitGo referred to above, which we have assumed will be true at all times up to and including the Second Merger Effective Time.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

(i)	the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

(ii)	the Reorganization Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

(iii)	the Reorganization Merger, taken together with the Second Merger, should qualify as an exchange governed by Section 351(a) of the Code.

Galaxy Digital Holdings Ltd.	3	January 28, 2022

In addition, based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein and in the Registration Statement, the statements set forth in the Registration Statement under the caption “Certain U.S. Federal Income Tax Considerations – Material U.S. Tax Consequences of the Domestication and Reorganization Merger to GDHL Shareholders and Holders of GDHL Warrants,” and “Certain U.S. Federal Income Tax Considerations – U.S. Tax Consequences to U.S. and Non-U.S. Holders of Owning Pubco Class A Common Stock and Pubco Warrants,” insofar as they are statements regarding United States federal income tax law and legal conclusions with respect thereto, constitute the opinion of Davis Polk & Wardwell LLP as to the material U.S. federal income tax consequences (i) to U.S. Holders of GDHL ordinary shares and warrants, of the Domestication and the exchange of GDH Delaware Class A common stock for Pubco Class A common stock and the exchange of GDH Delaware warrants for Pubco warrants, in each case, pursuant to the Reorganization Merger, and (ii) to U.S. Holders and Non-U.S. Holders, of the ownership and disposition of Pubco Class A common stock and Pubco warrants.

This opinion is being delivered prior to the consummation of the Proposed Transactions and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication and Reorganization Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP